                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Impac Funding Corporation:

We consent to incorporation by reference in the registration statements (No. 333-12025) on Form S-8 and registration statements (No. 333-34137 and No. 333-38517) each on Form S-3 of Impac Mortgage Holdings, Inc. of our report dated February 9, 1998, relating to the balance sheets of Impac Funding Corporation as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Impac Mortgage Holdings, Inc.

/s/ KPMG Peat Marwick LLP

Orange County, California
March 27, 1998